QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF KPMG LLP

    We consent to the incorporation by reference in this registration statement on Form S-8 of interWave Communications International, Ltd. of our report dated August 7, 2000, relating to the consolidated balance sheets of interWave Communications International, Ltd. and subsidiaries as of June 30, 2000 and 1999, and the related statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three year period ended June 30, 2000, which report appears in the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

/s/ KPMG LLP
San Francisco, California
April 19, 2001

QuickLinks

CONSENT OF KPMG LLP